Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
INSPERITY, INC.
WITH AND INTO
ADMINISTAFF, INC.

Pursuant to Section 253 of the
General Corporation Law of the State of Delaware

Administaff, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Insperity, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation under the name of Insperity, Inc.:

FIRST: The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merger Sub is incorporated pursuant to the DGCL.

SECOND: The Company owns all of the outstanding shares of each class of capital stock of the Merger Sub.

THIRD: The Board of Directors of the Company, by the resolutions adopted on February 17, 2011 and attached hereto as Annex 1, duly determined to merge the Merger Sub with and into the Company pursuant to Section 253 of the DGCL.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

“FIRST    The name of the corporation (hereinafter referred to as the “Corporation”) is Insperity, Inc.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 3rd day of March, 2011.

ADMINISTAFF, INC.

By:/s/ Daniel D. Herink
Name: Daniel D. Herink
Title: Senior Vice President of Legal, General Counsel and Secretary

Annex 1
RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY

WHEREAS, in connection with the rebranding of Administaff, Inc., a Delaware corporation (the “Company”), the Company desires to change its name to Insperity, Inc. (the “Name Change”), such Name Change to be effective on March 3, 2011; and

WHEREAS, on May 10, 2010, in furtherance of the Name Change, the Company caused the incorporation of JBZ&A, Inc. (the “Merger Sub’) by the filing of a certificate of incorporation with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, the Company owns all of the outstanding capital stock of the Merger Sub; and

WHEREAS, on January 28, 2011, with the consent of the Company as the sole stockholder of the Merger Sub, the name of the Merger Sub was changed from JBZ&A, Inc. to Insperity, Inc. by the filing of an amendment to the certificate of incorporation of the Merger Sub pursuant to Section 242 of the DGCL; and

WHEREAS, in order to effect the Name Change, the Board of Directors of the Company deems it advisable that the Merger Sub be merged with and into the Company (the “Merger”) pursuant to Section 253 of the DGCL, that the Company survive the Merger and that the name of the Company following the Merger shall be Insperity, Inc.;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems the Name Change to be advisable and in the best interests of the Company; and further

RESOLVED, that the Merger is hereby authorized and that the Company is hereby authorized to effect the Name Change by and through the Merger; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) shall remain unchanged and continue to remain outstanding as one share of Common Stock, held by the person who was the holder of such share of Common Stock immediately prior to the Merger; and further

RESOLVED, that by virtue of the Merger and without any action on the part of the Company as the holder thereof, each then outstanding share of common stock, par value $0.01 per share, of the Merger Sub shall be cancelled and no consideration shall be issued in respect thereof; and further

RESOLVED, that pursuant to Section 253(b) of the DGCL, upon the effective date of the Merger, the corporate name of the Company shall be changed to Insperity, Inc.; and further

RESOLVED, that the certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article First thereof shall be amended to read in its entirety as follows:

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“FIRST  The name of the corporation (hereinafter referred to as the “Corporation”) is Insperity, Inc.”

; and further

RESOLVED, that the directors and officers of the Company immediately prior to the Merger shall continue to remain the directors and officers of the Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and further

RESOLVED, that the officers of the Company are each hereby authorized and empowered, for and on behalf of the Company, to make, execute and acknowledge, in the name of the Company, a certificate of ownership and merger (the “Certificate of Ownership and Merger”), for the purpose of consummating the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may, in the judgment of any such officer, be necessary, advisable or appropriate to carry out and effectuate the purpose and intent of the resolutions relating to the Merger; and further

RESOLVED, that the Merger shall be effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

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